UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

WILHELMINA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28536	74-2781950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1400, Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 661-7488

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A is being filed to amend and supplement the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2009 by Wilhelmina International, Inc. (the “Company”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2009, the Company provided Dr. Hans Boehlk with a copy of the Form 8-K filed by the Company with respect to his resignation from the Company’s Board of Directors (the “Board”).  On November 25, 2009, Dr. Boehlk notified the Company via email that he disagreed with the Company’s description in the Form 8-K of the circumstances surrounding his resignation.  A copy of Dr. Boehlk’s email is attached hereto as Exhibit 17.3.

In response to Dr. Boehlk, the Company notes that SEC rules require Form 8-K disclosure of the election of new directors (other than by vote of security holders), not requests by shareholders for appointments to the Board or for special meetings of the Board.  The Company intends to disclose the appointments of Dieter Esch and Brad Krassner to the Board when they are made.  With respect to whether or not the resigning directors had an appropriate opportunity to consider the issue of the Purchase Agreement, the Company notes that the resigning directors had a number of opportunities (including Board meetings they attended since the closing of the Wilhelmina acquisition) to raise the subject of the publicly disclosed Purchase Agreement with the Board and/or other independent directors before its expiration and, to the Company’s knowledge, never did so.

Item 9.01.	Exhibits.

(d)           Exhibits.

Exhibit No.	Description

17.3	Email from Dr. Hans Boehlk dated November 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 30, 2009	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John Murray
	Name:	John Murray
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

17.3	Email from Dr. Hans Boehlk dated November 25, 2009